UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☒  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14(a)-12

NATIONAL HOLDINGS CORPORATION
(Name of Registrant as Specified in Charter)

Payment of filing fee (check the appropriate box):

☒No fee required

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATIONAL HOLDINGS CORPORATION

Notice of Annual Meeting of Stockholders
To Be Held Friday, April 15, 2011 at 10:00 A.M. EST

To the Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of National Holdings Corporation (the “Company”) will be held on Friday, April 15, 2011 at10:00 A.M. EST at the Company’s offices, located at 120 Broadway, 27th Floor New York, New York 10271, for the following purposes:

1.	To elect two (2) Class III directors to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.
To approve an amendment (the “Amendment”) to the Company’s certificate of incorporation (the “Certificate”) to increase the amount of authorized shares of common stock, $0.02 par value per share (the “Common Stock”) from 50,000,000 shares to 150,000,000, and to increase the amount of authorized shares of preferred stock, $0.01 par value per share (the “Preferred Stock”) from 200,000 to 10,000,000; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Owners of record at the close of business on March 11, 2011, will be entitled to vote at the Annual Meeting or at any adjournments or postponements thereof.  A complete list of the stockholders entitled to vote at the Annual Meeting will be made available for inspection by any stockholder of record at the offices of the Company during market hours from March 11, 2011, through the time of the Annual Meeting.

Your vote is very important.  For this reason, our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the meeting.  The entire cost of soliciting proxies will be borne by the Company.  The cost of solicitation will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2010 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials and Annual Report to such beneficial owners.

In voting at the Annual Meeting, each stockholder of record on the Record Date shall be entitled to one vote on all matters. Holders of a majority of the outstanding shares of Common Stock, including holders of our Preferred Stock who vote with the Common Stock, must be represented in person or by proxy in order to achieve a quorum to vote on all matters.

All stockholders are cordially invited to attend the Annual Meeting in person. We are also providing proxy material access to our stockholders via the Internet. See “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 15, 2011.” Please give the proxy materials your careful attention.

You may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card. Please review the instructions for each voting option described in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

The Proxy Statement, the attached Notice of Meeting, the enclosed proxy card and the Annual Report to Stockholders are being mailed to stockholders on or about March 15, 2011.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY.

By Order of the Board of Directors /s/ Alan B. Levin Alan B. Levin Secretary

Boca Raton, Florida
March 15, 2011

NATIONAL HOLDINGS CORPORATION
120 Broadway, 27th Floor
New York, New York 10271

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 15, 2011

General

The enclosed proxy is solicited on behalf of the Board of Directors of National Holdings Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on April 15, 2011 (the “Annual Meeting”), and any adjournment or postponement thereof.  The Annual Meeting will be held at 10:00 A.M. (local time) at the Company’s offices, located at 120 Broadway, 27th Floor New York, New York 10271.  This Proxy Statement, the enclosed proxy card and the Company’s Annual Report for the fiscal year ended September 30, 2010, are being mailed on or about March 15, 2011, to stockholders entitled to vote at the meeting.

Record Date and Voting Shares

The close of business on March 11, 2011 has been fixed as the record date (the “Record Date”) for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting.  At the close of business on the Record Date, there were outstanding and entitled to vote 19,909,204 shares of Common Stock, $.02 par value (the “Common Stock”) and 46,050 shares of Series A Convertible Preferred Stock, $.01 par value (the “Series A Preferred Stock”), 34,169 shares of Series C Convertible Preferred Stock, $0.01 par value (the “Series C Preferred Stock”) and 60,000 shares of Series D Convertible Preferred Stock, $0.01 par value ( the “Series D Preferred Stock”).  Each share of Series A Preferred Stock is convertible into 80 shares of Common Stock.  Each share of Series C and D Preferred Stock is convertible into 100 shares of Common Stock. The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the Record Date.  The holder of each share of Series C and Series D Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C and D Preferred Stock could be converted, less one share, at the Record Date.  Accordingly, as of the Record Date, there were 32,915,799 shares entitled to vote, consisting of 19,909,204 shares of Common Stock outstanding, 3,684,000 shares of Common Stock entitled to vote underlying the Series A Preferred Stock, 3,382,525 shares of Common Stock entitled to vote underlying the Series C Preferred Stock, and 5,940,000 shares of Common Stock entitled to vote underlying the Series D Preferred Stock.  Each share of Common Stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Annual Meeting.

Directors are elected by a plurality of the votes, which means that the nominee who receives the largest number of properly executed votes will be elected as a director.  Shares that are represented by proxies that are marked “withhold authority” for the election of the director nominee will not be counted in determining the number of votes cast for that person.  The amendment of the Company’s Certificate of Incorporation requires the vote by a majority of the issued and outstanding shares entitled to vote thereon.  Any other matters properly considered at the meeting will be determined by a majority of the votes cast at the Annual Meeting.

Voting of Proxies

Shares of Common Stock represented by proxies which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. Except as discussed below with regard to shares held in “street name” by a bank or broker, if no instruction is indicated on the proxy, the shares of Common Stock represented thereby will be voted: (i) FOR the election of the Class III Directors for a term ending in 2014; (ii) FOR the amendment (the “Amendment”) to the Company’s certificate of incorporation (the “Certificate”) to increase the amount of authorized shares of Common Stock from 50,000,000 shares to 150,000,000, and to increase the amount of authorized shares of preferred stock, $0.01 par value per share (the “Preferred Stock”) from 200,000 to 10,000,000; and (iii) at the discretion of the person or persons voting the proxy, with respect to any other matter that may properly be brought before the Annual Meeting.  The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and vote in person.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Pursuant to the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretion to vote the shares of customers who fail to provide voting instructions on non-routine proposals, and both the proposal to elect directors and the proposal to amend our charter constitute non-routine matters.  If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you.  Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors and the Amendment, your shares will be treated as “broker non-votes” on these particular matters.  Broker non-votes do not count as votes cast on such a proposal.  Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter.

Your broker will not be able to vote your shares with respect to the election of directors or the Amendment if you have not provided instructions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a stockholder.  The Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

Revocation of Proxies

You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy.  If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto.  Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting and will determine whether or not a quorum is present.   The holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy shall constitute a quorum for the transaction of business.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, and any additional solicitation materials furnished to the stockholders.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company.  No additional compensation will be paid to these individuals for any such services.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 15, 2011

We are providing proxy material access to our stockholders via the Internet.  Accordingly, these can be accessed at http://www.nationalsecurities.com/aboutsecfilings.php.  The proxy materials include a copy of this proxy statement, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2010, and a copy of the form of proxy included herein.

Stockholder Proposals for 2012 Annual Meeting

Any stockholder who intends to present a proposal at the Company's 2012 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432:

•
not later than November 16, 2011, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•
on or before February 9, 2012, if the proposal is submitted for the 2012 annual meeting pursuant to the Company’s by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws.

•
on or after October 17, 2011, and on or before November 16, 2011, if the proposal is submitted for inclusion in our proxy materials for the purpose of nominating a person or persons to the Board of Directors at the 2012 annual meeting.

Dissenters’ Right of Appraisal

Under DGCL § 262(b) and (c), stockholders are not entitled to dissenters’ rights on any proposal referred to herein.

Householding of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Stock directly.  Requests in writing should be addressed to: National Holdings Corporation, 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, Attention: Secretary. Requests may also be made by calling the Secretary at (561) 981-1007.

Certain Beneficial Owners

The following table sets forth certain information, as of March 11, 2011, concerning the beneficial ownership of our common stock by:

•	each person we know to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	each of our named executive officers;

•	all current directors and named executive officers as a group.

	Amount and Nature
Name and Address of	of Beneficial		Percentage of
Beneficial Owner	Ownership (1)	Note	Class

5% Stockholders
	1,249,454	(2)	5.96%
Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016
	33,421,010	(3)	17.12%
Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549

Current Directors and Named Executive Officers
	5,333,333	(4)	21.13%
Michael Weiss – Non Executive Chairman of the Board and Director
	1,979,793	(5)	9.07%
Mark Goldwasser – Chief Executive Officer and Director
	2,134,578	(6)	10.06%
Leonard J. Sokolow – Vice Chairman, President and Director
	1,725,569	(7)	8.12%
Christopher C. Dewey – Vice Chairman and Director
	7,474,598	(8)	29.52%
Marshall S. Geller – Director
	30,000	(9)	0.15%
Robert W. Lautz, Jr. – Director
	1,364,781	(10)	6.42%
Frank Plimpton – Director
	3,416,798	(11)	14.65%
Paul S. Coviello – Director
	58,000	(12)	0.29%
Jorge A. Ortega – Director
	155,500	(13)	0.78%
Alan B. Levin – Chief Financial Officer and Secretary
	-		0.00%
Mark Roth – Chief Operating Officer and General Counsel
	23,672,950		52.45%
All executive officers and directors of the Company as a group (eleven persons)
________________________
(1)	All securities are beneficially owned directly by the persons listed on the table (except as otherwise indicated).
(2)	Includes 1,050,480 shares issuable upon conversion of 13,131 shares of Series A Preferred Stock.

(3)
Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed February 2, 2010 and a Form 4 filed January 10, 2011 and includes 75,000 shares issuable upon exercise of warrants.  Harvey Eisen holds voting and investment power over these securities.

(4)
Michael Weiss accepted his nomination to the Board of Directors and to serve as Chairman of the Board on January 19, 2011.  Includes (i) 1,333,333 shares issuable upon exercise of vested warrants, and (ii) 4,000,000 shares issuable upon conversion of 40,000 shares of Series D Preferred Stock owned indirectly through Opus Point Partners, LLC and related private investment funds controlled by it.  Mr. Weiss is the managing member of Opus Point Partners.  Does not include 2,666,667 shares issuable upon exercise of unvested warrants held by Opus Point Partners and its affiliated funds.  Michael S. Weiss has investment and voting control of the securities held by the Opus Point entities.  Mr. Weiss disclaims beneficial ownership of the securities owned by Opus Point Partners and its affiliated funds.

(5)
Includes (i) 1,050,400 shares issuable upon conversion of 13,130 shares of Series A Preferred Stock owned indirectly through One Clark LLC, (ii) 20,425 shares owned by direct family members, and (iii) 857,500 shares issuable upon exercise of vested stock options.

(6)
Includes (i) 31,110 shares held by or on behalf of Mr. Sokolow’s sons, (ii) 800,513 shares held by Mr. Sokolow and his wife as joint tenants, (iii) 1,030,000 shares issuable upon exercise of vested stock options, (iv) 201,041 shares issuable upon conversion of 2,010 shares of Series C Preferred Stock, and (v) 71,914 shares issuable upon exercise of vested warrants.  Does not include 143,827 shares issuable upon exercise of unvested warrants or 320,000 shares issuable upon exercise of unvested stock options. Mr. Sokolow disclaims beneficial ownership of the shares held by his sons.

(7)
Includes (i) 25,000 shares owned by Mr. Dewey’s daughters, (ii) 629,792 shares issuable upon exercise of vested warrants, (iii) 502,603 shares issuable upon conversion of 5,026 shares of Series C Preferred Stock, and (iv) 220,000 shares issuable upon exercise of vested stock options.  Does not include 359,586 shares issuable upon exercise of unvested warrants.  Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.

(8)
Includes (i) 2,004,083 shares of Common Stock, 278,085 shares issuable upon exercise of vested warrants and 602,630 shares issuable upon conversion of 6,026 shares of Series C Preferred Stock owned indirectly through St. Cloud Capital Partners, L.P., (ii) 1,093,750 shares issuable upon exercise of vested warrants and 3,375,000 shares issuable upon conversion of notes owned indirectly through St. Cloud Capital Partners II, L.P. and (iii) 60,000 shares issuable upon exercise of vested stock options.  Does not include (i) 431,170 shares issuable upon exercise of unvested warrants owned indirectly through St. Cloud Capital Partners, L.P. or (ii) 250,000 shares issuable upon exercise of unvested warrants owned indirectly through St. Cloud Capital Partners II, L.P.  Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and St. Cloud Capital Partners II, L.P.

(9)	Includes 30,000 shares issuable upon exercise of vested stock options.
(10)
Includes 979,840 shares issuable upon conversion of 12,248 shares of Series A Preferred Stock, 2,823,100 shares issuable upon exercise of vested stock options, 3,375,000 shares issuable upon conversion of convertible notes and 1,386,250 shares issuable upon exercise of warrants.

(11)	Includes 140,000 shares issuable upon exercise of vested stock options.
(12)	Includes 58,000 shares issuable upon exercise of vested stock options.
(13)	Includes 140,000 shares issuable upon exercise of vested stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine (9) members and is divided into three (3) classes, one class of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified.  The nominees to serve as Class I Directors of the Board of Directors are set forth below and each has consented to being named in this proxy statement and has agreed to serve if elected.  In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Each stockholder will be entitled to one (1) vote for each share of Common Stock held as of the Record Date.  Shares represented by your proxy will be voted in accordance with your direction as to the election as a director of the person listed below as a nominee.  Except for shares held in street name, in the absence of direction, the shares represented by your proxy will be voted FOR such election.  Directors are elected by a plurality of the votes, which means that the nominee who receives the largest number of properly executed votes will be elected as a director.

Nominees for Director

			Class and Year
		Director	In Which Term
Name	Age	Since	Will Expire
Marshall S. Geller (1)(3)	71	2006	Class I, 2011
Paul J. Coviello	57	2010	Class I, 2011

Directors Continuing in Office
			Class and Year
		Director	In Which Term
Name	Age	Since	Will Expire
Jorge A. Ortega (1)	47	2008	Class II, 2012
Frank S. Plimpton	56	2010	Class II, 2012
Mark Goldwasser (1)	52	2001	Class III, 2013
Leonard J. Sokolow (2)	54	2008	Class III, 2013
Robert W. Lautz, Jr. (2)	62	2008	Class III, 2013
Michael Weiss	44	2011	Class III, 2013
____________________

(1)	Member of Corporate Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

Set forth below is the principal occupations of each director during the past five (5) years.

Mark Goldwasser has served as a director of National since December 28, 2001.  Mr. Goldwasser joined National in June 2000.  Mr. Goldwasser was named President in August 2000, Chief Executive Officer in December 2001 and Chairman in April 2005.  Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000.  From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co.  From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc.  From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX).  Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979.

Leonard J. Sokolow served as the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999.  Following the merger, Mr. Sokolow joined National as its Vice Chairman and President and become a member of the Board of Directors as the nominee of vFinance.  From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance.  From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance's board of directors.  Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance.  Union Atlantic LC has been inactive since September 16, 2005.  Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002.  From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company.  Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant.  He is also a director of Consolidated Water Co. Ltd. (Nasdaq: CWCO) and Chairman of its audit and nominations committees, positions he has held since May 2006 and October 2009 respectively.

Marshall S. Geller has served as a director of National since January 11, 2006.  Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001.    Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Currently he serves as a director on the boards of, California Pizza Kitchen (NASDAQ: CPKI), GP Strategies Corporation (NYSE.GPX), Guidance Software, Inc. (Nasdaq:GUID), Johnson Products Company, Inc. and World Industries.  Mr. Geller is also on the Board of Governors of Cedars Sinai Medical Center, Los Angeles, and serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles, and has been appointed as a Commissioner to the Little Hoover Commission, an independent California state oversight agency.  Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration.

Robert W. Lautz, Jr. has served as a director of National since July 1, 2008.  Mr. Lautz has served as a Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed, since December 2001.   Mr. Lautz was formerly the Chairman of REO.com, the nations leading Internet-based sales mechanism for bank foreclosed properties. Prior to that he served as the CEO of ListingLink, the original Internet-based residential property multiple listing service. Mr. Lautz formed and was Chairman and CEO of Indenet, Inc., a Nasdaq listed private satellite-based network that delivered digital advertisements and programming to the 3000+ national broadcast and cable television networks. From 1994 to 1997, he built Indenet from a public shell with $4 million in cash to a company with over $50 million in revenue, $120 million in market value and 650 employees in 19 facilities around the world. Mr. Lautz also owned and operated Peerless Capital, a venture capital business which invested in various management led leveraged buyouts and private equity transactions. Mr. Lautz began his career within Citibank's Operating Group where he rose to become the Senior Financial Officer, responsible for all financial functions and strategic planning for his division. He currently serves on the board of directors of Mertz Manufacturing, LLC, Compact Power Equipment Center, LLC, Security Contractor Services, Inc., TMS, Inc., and SecureOne Data Solutions, LLC. Mr. Lautz earned a Master's degree from the American Graduate School of International Management (Thunderbird), and a BS in Business Administration from Miami University in Oxford, Ohio.

Jorge A. Ortega has served as a director of National since July 1, 2008.  He had been a director of vFinance since June 6, 2007.  Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005.  From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Frank S. Plimpton, joined the National Board in June 2010 and has over 29 years of experience in reorganizations, investment banking and private equity investing. Mr. Plimpton served as a partner of Matlin Patterson Global Advisors LLC from its inception in July 2002 through 2008, and was a member of its predecessor, the Distressed Securities Group at Credit Suisse First Boston from 1998-2002.  Mr. Plimpton worked as a distressed investor with Smith  Management Company (1991-1995), Pegasus Financial (1995-1996) and Wexford Capital Advisors (1996-1998); as an M&A/restructuring investment banker with PaineWebber Incorporated (now part of UBS, 1984-1989) and Solomon Brothers, Inc. (now part of Citicorp, 1989-1991); and as a Chapter 11 bankruptcy lawyer with Milbank, Tweed, Hadley & McCloy (1981-1984). Mr. Plimpton is a former director of Broadpoint Gleacher Securities, Inc. (now Gleacher & Co.), XLHealth Corporation,  Renewable BioFuels, LLC, and NorthernStar Natural Gas, LLC.  Mr. Plimpton holds a BA in Applied Mathematics and Economics from Harvard College (cum laude, 1976). Mr. Plimpton received a law degree from the University of Chicago Law School (1981), and an MBA (1980) from the University of Chicago Booth School of Business.

Paul J. Coviello, joined the National Board in September 2010 and is the founder and CEO of Linden Asset Management, Inc. and has been in the investment advisory business for over 29 years. During this time, Mr. Coviello organized Linden Growth Partners LP, Linden Global Partners Ltd and Linden Community Bancshares, LP. In 2001, he participated in the organization of the newly created Landmark Bank where he currently serves on the Board of Directors. Mr. Coviello is a graduate of Wilkes University with a Bachelor’s degree in economics. He attended the graduate economics program at the State University of New York and completed the Harvard Business School's private equity and venture capital program.

Michael S. Weiss, joined the National Board in January 2011 and is currently is the Managing Member of Opus Point Partners. He began his professional career as a lawyer at Cravath, Swaine & Moore.  From 1993 through 1999, he co-managed the Aries Funds.  In 1999, Mr. Weiss founded Access Oncology which was later acquired by Keryx Biopharmaceuticals (NASDAQ: KERX) in 2004.  Following the merger, Mr. Weiss remained as CEO of Keryx until April 2009.  Mr. Weiss earned his B.S. in Finance from The University at Albany and his J.D. from Columbia Law School.

Arrangements for Nominations to the Board

Mr. Geller was elected to the Board of Directors in 2006 pursuant to the terms of the Securities Purchase Agreement dated January 11, 2006.  Such appointment was reaffirmed pursuant to the terms of the Securities Purchase agreement dated March 31, 2008.  Under the terms of the Agreement, St. Cloud Capital Partners II, L.P. has the right to name a nominee for election to the Board of Directors.  Mr. Geller was and continues to be that nominee.

Pursuant to a Voting Agreement dated July 1, 2008, each of Mark Goldwasser, Leonard Sokolow and Christopher C. Dewey, agreed to vote their shares of Common Stock in favor of Mark Goldwasser, Leonard Sokolow, Christopher C. Dewey, Jorge Ortega, and up to three directors nominated by Mr. Goldwasser and up to one additional director nominated by Mr. Sokolow, and agreed to take all other necessary or desirable action within his control (including, without limitation, execution of written consents or resolutions in lieu of meetings), from time to time and at all times in whatever manner shall be necessary, to ensure that each is continuously nominated to serve as a director of the Company.

Mr. Plimpton was elected to the Board of Directors in 2010 pursuant to the terms of a Share Purchase Agreement dated July 21, 2010.  Under the terms of the agreement, the Company agreed to take all actions necessary to appoint Mr. Plimpton as a director of the Board of Directors.  Furthermore, Mr. Plimpton cannot be removed as a director of the Company by the Board other than as permitted by law.

Mr. Weiss and Mr. Coviello were appointed as Chairman of the Board of Directors and as a member of the Board of Directors, respectively, in 2010 pursuant to the terms of a Securities Purchase Agreement dated September 29, 2010.  Under the terms of the agreement, so long as the Series D Preferred Stock is outstanding or Mr. Weiss and Mr. Coviello (i) are beneficial owners of at least 5% of the Company’s outstanding Common Stock or (ii) hold an amount of the Company’s capital stock equal to at least 20% of the  original number of conversion shares purchased pursuant to the agreement, the Board of Directors shall take such corporation actions as necessary to nominate Mr. Weiss as director and Chairman and Mr. Coviello as director at each annual meeting of stockholders.

Corporate Governance

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.  Certain corporate governance practices that the Company follows are summarized below.

Board Leadership Structure

Our current Chief Executive Officer is Mark Goldwasser.  Mike Weiss serves as our non-executive Chairman of the Board of Directors of the Company.  Leonard Sokolow serves as both Vice Chairman of the Board of Directors and as President of the Company.  It is our belief that the dual functions carried out by Mr. Sokolow do not impair his capacity to perform the obligations requisite of his stations.

Risk Oversight

Assessing and managing risk is the responsibility of our management. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•
The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

•	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices.

•
The Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Corporate Governance Committee conducts an annual evaluation of the Board and its committees, plans for Board member succession, executive officer succession plans and reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

Code of Ethics and Business Conduct

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees.  The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and is publicly available on the SEC’s website at www.sec.gov.  If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Independence

We are currently not listed on any national securities exchange, but in evaluating the independence of our directors, we have applied the independence standards of The Nasdaq Stock Market and those found in the Exchange Act.  Under those standards, the Board of Directors has determined that all of the members of the current Board of Directors are independent except Messrs. Goldwasser, Sokolow and Dewey.

Meetings and Committees of the Board of Directors and Corporate Governance Matters

During the fiscal year ended September 30, 2010, the Company’s Board of Directors met or acted by unanimous written consent a total of __ times.  Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and committees on which he served during the time he served as a director.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

Director Qualifications.  The Board of Directors does not currently have a nominating committee, as the Company believes that having the full Board deliberate the nomination process is in the Company’s best interest.  Board of Director nominations are recommended by the directors, which has recommended the nominees named above for election at the 2011 Annual Meeting.  In making its nominations, the Board of Director identifies candidates who meet the current challenges and needs of the Board of Directors.  In determining whether it is appropriate to add or remove individuals, the Board of Directors will consider issues of judgment, diversity, age, skills, background and experience.  In making such decisions, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background and experiences.  The Board of Directors also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.   In the event that vacancies are anticipated or otherwise arise, the Board of Directors considers various potential candidates for director.  Candidates may come to the attention of the Board through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Board of Directors and may be considered at any point during the year.

Stockholder Nominees.   Candidates for director recommended by stockholders will be considered by the Board of Directors. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Board of Directors at the address listed on page [ten] of this proxy statement.

The Board of Directors will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.   All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Board of Directors.

Audit Committee

The Audit Committee currently consists of Leonard J. Sokolow and Robert W. Lautz, Jr.

On January 22, 2003, the Board adopted a charter for the Audit Committee, as amended and restated on January 12, 2004 and January 27, 2009, a copy of which is available on our website, www.nationalsecurities.com.  The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management and the independent public accountants.

Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act.  The Board of Directors has determined that Mr. Sokolow is a financial expert.  The Audit Committee meets quarterly and on an on-needed basis.  The Committee met six times during the year ended September 30, 2010.  Mr. Sokolow has been the Chairman of the Audit Committee since July 1, 2008.

The Audit Committee has submitted the following report:

On December 20, 2010, the Audit Committee met to review the results of the fiscal year 2010 audit.  The Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended September 30, 2010, with management and the Company's independent public accountants, Sherb & Co., LLP.  This review included the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as issued and amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The Audit Committee discussed with Sherb & Co., LLP their independence from management and from the Company, and has received the written disclosures and the letter required by Independent Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T from Sherb & Co., LLP confirming their independence.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended September 30, 2010, be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Audit Committee:
Leonard J. Sokolow
Robert W. Lautz, Jr.

Compensation Committee

The Company’s Compensation Committee currently consists of Marshall S. Geller and Christopher C. Dewey.  On January 12, 2004, the Compensation Committee adopted a formal Compensation Committee Charter, as amended and restated on January 27, 2009, which contains a detailed description of the committee's duties and responsibilities, a copy of which is available on our website, www.nationalsecurities.com.  The Compensation Committee meets annually and on an on-needed basis.  The Committee did not meet or acted by unanimous written consent during the year ended September 30, 2010.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Mark Goldwasser, Marshall S. Geller and Jorge A. Ortega.  The Corporate Governance Committee was created with certain duties and responsibilities, including setting the Company’s trading policy, monitoring Sarbanes-Oxley matters, resolving Board conflicts and/or such other duties and responsibilities as set forth in the Corporate Governance Committee charter. The Corporate Governance Committee meets on an on-needed basis.  The Committee did not meet during the year ended September 30, 2010.

Compensation Committee Interlocks and Insider Participation

One interlocking relationship existed between members of the Company’s Board of Directors and Compensation Committee during the fiscal year ended September 30, 2010.   Christopher Dewey served as both Vice Chairman of the Board of Directors and as a member of the Company’s Compensation Committee.  No interlocking relationship existed between the Board of Directors or compensation committee of any other company during the fiscal year ended September 30, 2010.

Procedures for Stockholder Communications to Directors

Stockholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors
1200 North Federal Highway, Suite 400
Boca Raton, FL 33432

Director Attendance Policy

Attendance of directors at our annual meetings of stockholders can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company.  Accordingly, all directors are encouraged to attend annual meetings of stockholders; however, attendance is not mandatory.  All of the Company’s directors other than Jorge Ortega attended the last annual meeting of stockholders, which was held in March 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS A DIRECTOR OF THE COMPANY.

PROPOSAL 2

TO APPROVE AN AMENDMENT (THE “AMENDMENT”) TO THE COMPANY’S CERTIFICATE OF INCORPORATION (THE “CERTIFICATE”) TO INCREASE THE AMOUNT OF AUTHORIZED SHARES OF COMMON STOCK, $0.02 PAR VALUE PER SHARE (THE “COMMON STOCK”) FROM 50,000,000 SHARES TO 150,000,000, AND TO INCREASE THE AMOUNT OF AUTHORIZED SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE (THE “PREFERRED STOCK”) FROM 200,000 TO 10,000,000;

The Company is currently authorized to issue up to 50,000,000 shares of Common Stock.  The number of outstanding shares of Common Stock as of the Record Date was 19,909,204.

To maximize the use of its resources, the Company entered into a series of financing transactions during the last few years and more particularly in fiscal 2010.  During fiscal 2010 and first quarter of fiscal 2011, the Company generated proceeds exceeding $6 million primarily through the issuance shares of Series C and D Preferred Stock.  Pursuant to such transactions, we also issued warrants to investors to provide further incentives.  As of the Record Date, the amount of outstanding shares issuable pursuant to certain financial instruments are as follows:

Series A Preferred Stock:	3,684,000
Series C Preferred Stock:	3,416,691
Series D Preferred Stock:	6,000,000
Convertible Notes Payable:	3,375,000
Warrants:	14,328,941
Options:	4,344,978
Total	35,149,610

The number of shares of Common Stock outstanding when added to the shares issuable pursuant to these securities exceeds the amount of available authorized shares by 5,058,814 as of the Record Date.

Some of the consequences of the excess of shares issuable pursuant to these securities are as follows:

•	We are currently unable to satisfy the obligations under such securities while we have already received the benefits of such transactions;

•
The terms of warrants associated with the Series D Preferred Stock, which amount to 6,000,000 shares of Common Stock  issuable, if exercised, provide that, among other things, if we do not increase the number of authorized shares of Common Stock to a level sufficient to satisfy our obligations, the warrant holders may require that the exercise of such warrants be net cash settled;

•
The shares of Series A Preferred Stock convert into shares of Common Stock by the end of 2011, which would improve our financial condition and prevent us from paying further dividends on the Series A Preferred Stock;

•
We are unable to raise a significant amount of money which could improve our working capital and financial condition or could be used for strategic purposes, such as an acquisition or a series of acquisitions;

•	We are unable to use our shares of Common Stock for significant strategic transaction, such as acquisition or a series of acquisitions.

•	We are unable to use our shares of Common Stock for settlement of significant liabilities.

We believe that if you allow us to increase the amount of authorized shares from 50,000,000 to 150,000,000, we will have a sufficient amount of authorized shares to alleviate most of these issues.

Required Vote

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote is needed to approve the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the compensation paid to our Named Executive Officers set forth in the Summary Compensation Table below.  Their compensation is detailed in the tables that follow this Compensation Discussion and Analysis.  Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the Named Executive Officers during the fiscal year ended September 30, 2010.

The Compensation Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program.  The Compensation Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the Named Executive Officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

Philosophy and Objectives of Our Compensation Program

The primary objectives of the Compensation Committee are to ensure that our executive compensation and benefits programs are structured to attract and retain executive talent by offering compensation that is competitive with pay at other companies of a similar size in the same or similar industries, safeguard our interests and the interests of our stockholders, and provide programs that are cost-efficient and fair to our employees, management and stockholders.

Our Compensation Committee believes that an effective compensation program is one that provides certain incentives, while also providing a reasonable level of security to the Named Executive Officers through competitive base salaries and bonus opportunities.  To this end, our executive compensation reflects a balance of cash and non-cash compensation.  The Compensation Committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans reward performance with time-based vesting in order to assist in employee retention.

Compensation Committee Purposes and Responsibilities

The Compensation Committee carries out the duties and responsibilities set forth below.  These functions serve as a guide with the understanding that the committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions.  The Compensation Committee also carries out any other responsibilities and duties delegated to it by the Board of Directors, from time to time, related to the purposes of the Compensation Committee.

In discharging its oversight role, the Compensation Committee is empowered to study or investigate any matter of interest or concern that the committee deems appropriate and shall have the sole authority to retain, without seeking Board approval, outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

Setting Compensation for Executive Officers and Directors

•	Establish and review the overall compensation philosophy of the Company.

•
Review and approve the Company's corporate goals and objectives relevant to the Chief Executive Officer and President and other executive officers' compensation, including annual performance objectives.

•
Evaluate the performance of the Chief Executive Officer and President and other executive officers in light of those goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, stock options, and other benefits, direct and indirect, of such officers.

•
In determining the long-term incentive component of compensation for the Chief Executive Officer and President and other executive officers, the Committee considers the Company's performance and relative stockholder return, the value of similar incentive awards to the Chief Executive Officer and President and other executive officers at comparable companies, and the awards given to the Company's Chief Executive Officer and President and other executive officers in past years. The Committee is not precluded from approving awards (with the ratification of the Board of Directors) as may be required to comply with applicable tax laws, such as Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•
In connection with executive compensation programs: (a) review and recommend to the full Board of Directors, or approve, new executive compensation programs; (b) review on a periodic basis the operations of the Company's executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes; (c) establish and periodically review policies for the administration of executive compensation programs; and (d) take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance.

•	Establish and periodically review policies in the area of senior management perquisites.

•	Consider policies and procedures pertaining to expense accounts of senior executives.

•	Review and recommend to the full Board of Directors compensation of directors as well as directors and officers indemnification and insurance matters.

•
Review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment contracts, change-in-control, severance, or termination arrangements, and loans to employees made or guaranteed by the Company.

Monitoring Incentive and Equity-Based Compensation Plans

•
Review and make recommendations to the Board of Directors with respect to the Company's incentive-compensation plans and equity-based plans, and review the activities of the individuals responsible for administering those plans.

•	Review and approve all equity compensation plans of the Company that are not otherwise subject to the approval of the Company's stockholders.

•	Review and make recommendations to the full Board of Directors, or approve all awards of shares or share options pursuant to the Company's equity-based plans.

•	Monitor compliance by executives with the rules and guidelines of the Company's equity-based plans.

•
Select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant, the Committee shall have the sole authority to approve such consultant's fees and other retention terms.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all determinations affecting the compensation for our Named Executive Officers, including our Chief Executive Officer and President, and recommends those determinations to the full Board of Directors for approval.  Our Chief Executive Officer and President may attend meetings of the Compensation Committee as a non-voting advisory member, except that they are not present for any discussion of their own compensation.  The Compensation Committee receives and carefully considers our Chief Executive Officer's and President’s evaluations of all Named Executive Officers other than themselves, as well as their recommendations with respect to all components of compensation of the other Named Executive Officers.  The Compensation Committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer and President, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer and President with respect to the other Named Executive Officers.

Principal Elements of our 2010 Compensation Program

The principal elements of compensation for our Named Executive Officers during fiscal year 2010 were as follows:

•	base salary;
•	brokerage commissions;
•	incentive bonus;
•	equity awards;
•	corporate finance cash and non cash compensation; and
•	other compensation or perquisites

Base Salary.   Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies.  We seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals.  Base salaries are generally reviewed annually, subject to terms of employment agreements, and our Compensation Committee will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Brokerage Commissions.   If the executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions with respect to customer accounts for which such individuals were the designated account representatives. We believe this form of additional compensation creates incentives for our executives.

Annual Cash Bonus.   The Company previously adopted on an annual basis an incentive bonus plan that must be approved annually by the Compensation Committee that rewards senior management for their performance in building revenues and stockholder value of the Company and acts as an incentive to continue to improve performance.  The most recent plan adopted by the Compensation Committee was for fiscal year 2007.  No incentive bonus plan was approved for fiscal years 2008 or 2009.  For fiscal years 2008 and 2009, the Company accrued bonuses for Messrs. Goldwasser and Sokolow as set forth in their respective employment agreements.

Equity Awards.   We also use stock options and other stock-based awards to reward long-term performance.  We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our stockholders and with our long-term success.  The Compensation Committee develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards were granted through the 2006 Stock Option Plan, which was adopted by our stockholders in March 2006.  The 2006 Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that options may not be granted after December 31, 2015.  The 2008 Stock Option Plan was adopted by our stockholders in March 2008.  The 2008 Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that options may not be granted after March 31, 2018.  The plans are intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code of 1986, as amended, and are administered by our Compensation Committee.  To the extent permitted under the provisions of the plans, the Compensation Committee has authority to determine the selection of participants, allotment of shares, price, vesting period and other conditions of awards.

Corporate Finance Compensation.   In addition to cash compensation paid, as part of our corporate finance compensation, the Company generally receives underwriter or placement agent warrants exercisable to purchase securities similar to those sold to the public by the companies whose offerings we underwrite or privately place.  The warrants generally have a five-year expiration date, are subject to a restriction period and the exercise price is typically 100 percent to 120 percent of the price at which the securities are initially sold to the public.  For the fiscal year ended September 30, 2010, some of the Company’s senior officers and members of its corporate finance department were entitled to a portion of the underwriter or placement agent warrants received in the course of the Company’s corporate finance activities.  For the 2010 fiscal year, only members of our corporate finance department are entitled to such warrants.  Such warrants are allocated in part based upon the individual’s contribution to both the Company’s overall business activities and the particular corporate finance transaction in which they are issued.

Other Compensation.   We have established and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers.  Additionally, certain senior level management may have negotiated addition perquisites such as automobile allowances or club memberships.

Compensation Committee Report

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

The Compensation Committee is responsible for reviewing and approving the compensation of the Company's Chief Executive Officer and recommending to the Board of Directors the compensation of the Company's other officers, consistent with employment contracts, where appropriate. The Committee believes the compensation paid to the Company’s Executive Officers is competitive with companies within its industry that are comparable in size and by companies outside the industry with which the Company competes for executive talent.

The overall executive compensation philosophy is based upon the premise that compensation should be aligned with and support the Company's business strategy and long-term goals.  The Company believes it is essential to maintain an executive compensation program that provides overall compensation competitive with that paid executives with comparable qualifications and experience.  This is critical to attract and retain competent executives.

Annual cash bonuses are determined by the Compensation Committee.  Stock options may be granted to key employees of the Company pursuant to the Company's stock option plan that provides additional incentive to maximize stockholder value.  The plans may also utilize vesting periods to encourage option recipients to continue in the employ of the Company.  The Company grants stock options to its officers, directors, employees, investment executives and consultants.

The Compensation Committee regularly evaluates its policies with respect to executive compensation.  The Compensation Committee believes that a combination of salary, commissions, as applicable, bonus, and stock options provides a mix of short and long-term rewards necessary to attract motivate and retain an excellent management team.

The Company believes it has complied with the requirements of Section 162 (m) of the Code during fiscal 2010 and for the foreseeable future.

Based on the above review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis as of and for the fiscal year ended September 30, 2010, be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Compensation of the Chief Executive Officer and President.  On July 1, 2008, concurrent with the closing of the merger of the Company and vFinance, Inc., Messrs. Goldwasser and Sokolow (the “Executives”)  each entered into substantially identical five-year employment agreements with us, pursuant to which Mr. Goldwasser is employed by us as Chairman and Chief Executive Officer and Mr. Sokolow is employed by us as Vice Chairman and President. Under the terms of the employment agreements, the Executives were entitled to each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month.

On November 23, 2009, each of Messrs. Goldwasser’s and Sokolow’s employment agreements were amended to revise the bonus payable under such agreements.  As revised, for the fiscal year beginning October 1, 2009, the bonus will be payable quarterly in an amount equal to seven and one-half (7.5%) percent of the Company’s annual Adjusted EBITDA (as defined below) in excess of $1,500,000 (of which 50% will be paid as soon as practicable in cash after the end of each fiscal quarter (“Paid Portion”), and 50% will accrue until the conclusion of the fiscal year (“Accrued Portion”)).

To the extent that the Adjusted EBITDA for any fiscal year is between $1,500,000 and $4,500,000, up to 100% of the Accrued Portion may, at the Board’s discretion, be satisfied by the issuance of the Company’s restricted Common Stock, at its then fair market value.  To the extent that the Adjusted EBITDA for such fiscal year exceeds $4,500,000, the Accrued Portion shall be paid in cash.

For the purpose of the bonuses, “Adjusted EBITDA” means the net income of the Company for a particular fiscal quarter before interest, taxes, depreciation and amortization, adjusted to exclude non-cash compensation expense (including the amortization of costs associated with the issuance of stock options) and write down of forgivable loans.  At the conclusion of the fiscal year, the Company and the Executives ‘true up’ the annualized bonus, the Paid Portion and the Accrued Portion, with payment (if any) to be made as soon as practicable following the determination of such ‘true up’ amount. To the extent that the ‘true up’ calculation results in a negative amount (i.e., the Paid Portion exceeds the annualized bonus) then (i) the Company will have no right to clawback such amount from the Executive but (ii) such amount will first be deducted from the annualized bonus (if any) to be paid for future periods.  All bonuses will be subject to applicable withholding taxes which will be paid by the Company and other similar deductions and any payment of Accrued Portion payable in Common Stock shall accordingly be calculated net of such withholding on the aggregate bonus amount paid.

The Executives will continue to be eligible to such additional bonuses as the Board of Directors of the Company will determine based upon the Board’s assessment of their performance in the various areas, which bonuses may be paid in cash and/or Common Stock at the Board’s discretion.

Each employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without Cause; (iv) a termination by the employee with or without Good Reason; (v) upon a Change in Control (as defined in the employment agreements); or (vi) the non-renewal of the agreement. Upon the termination due to the death or disability of the employee, by the Company without Cause, by the employee with Good Reason, upon a Change of Control, or upon the expiration of the employment agreement if the Company or the employee refuses to extend the term of the employment agreement, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee's base salary (150% in the event of termination by the Company without Cause or by the employee with Good Reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to each employment agreement, each of Messrs. Goldwasser and Sokolow were granted non-qualified stock options to purchase 1,000,000 shares of National's Common Stock at an exercise price of $1.64 per share, which was equal to the average of the 10-day closing market price of the Common Stock prior to the effective date of the employment agreements.  As of September 30, 2010, 750,000 shares of each of the Messrs. Goldwasser’s and Sokolow’s options have vested, with the remaining 25% shares underlying the options vesting on the fourth anniversary of the date of grant. The options expire June 30, 2015.

Compensation Committee:
Marshall S. Geller
Christopher C. Dewey

Executive Officers

The following sets forth information as to persons who served as our executive officers as of December 31, 2010:

Mark Goldwasser, 52 years old.  Chief Executive Officer and Chairman of the Board.  For information regarding Mr. Goldwasser, see “Proposal 1 – Election of Directors.”

Leonard J. Sokolow, 54 years old.  President and Vice Chairman of the Board.  For information regarding Mr. Sokolow see “Proposal 1 – Election of Directors.”

Christopher C. Dewey, 66 years old.  Vice Chairman of the Board.  Mr. Dewey has served as Vice Chairman since July 1, 2008 and as a director of National since December 27, 2006.  From 1993 to prior to joining National, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc.  Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990).  Mr. Dewey currently serves as a director of Mako Surgical Corp. (Nasdaq: MAKO).  Mr. Dewey earned an M.B.A. from the Wharton School in 1987.

Alan B. Levin, 47 years old, has been the Chief Financial Officer since the merger with vFinance, Inc. on July 1, 2008.  Prior to that he served as Chief Financial Officer of vFinance since January 2007.  Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005. Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005.  Mr. Levin has over thirteen years experience in the brokerage industry serving as a Financial and Operations Principal and 23 years experience serving in accounting management roles in various industries.  He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Mark Roth, 49 years old, has been the General Counsel of National Securities Corporation since 2007, and Chief Operating Officer and General Counsel to the Company since 2008.  He previously served as General Counsel to the Company from 1995 to 1998.  From 1998 to 2007, Mr. Roth was managing member of Golbeck Roth, PLLC, a law firm specializing in transactions, regulation, compliance and litigation among securities brokers, dealers, investment advisers, issuers and their officers, directors, shareholders, customers and regulators.  Mr. Roth earned his JD at Pepperdine University School of Law in 1989 and his BS in Biological Science from University of California, Irvine, in 1984.

Summary Compensation Table

The following table sets forth the cash compensation paid by the Company to each of its Named Executive Officers during the fiscal years ended September 30, 2010 and 2009:

					Options	Other	Total
Name and Capacity	Year	Salary (1)	Bonus		Awards (2)	Compensation (3)	Compensation

Mark Goldwasser	2010	441,693	49,624	(4)	-	30,492	521,805
Chairman and Chief Executive Officer	2009	438,825	75,000	(4)	-	30,600	544,421

Leonard J. Sokolow(4)	2010	441,693	49,596	(4)	-	31,292	522,577
President and Vice	2009	438,825	75,000	(4)	-	30,600	544,421
Chairman

Alan B. Levin (4)	2010	170,521	8,400		-	17,492	196,413
CFO & Secretary	2009	180,000	25,200	(5)	-	16,800	221,995

Johathan C. Rich (4)	2010	286,908	22,000		-	16,271	325,179
Executive VP	2009	223,122	-		-	16,800	239,922

William L. Groeneveld (4)	2010	336,552	-		-	-	336,552
President-(vFinance Investments, Inc. and EquityStation, Inc.)	2009	262,527	-		-	-	262,527
________________________

(1)
Amounts include, if any, commissions earned in the normal course of business, fees received for corporate finance services and profit from the sale during the year of the Common Stock obtained through the exercise of options.

(2)	Represents compensation cost of option awards as described in Accounting Standard Codification 718 “ASC 718).
(3)	Represents perquisite payments for auto allowance and club memberships and certain insurance premiums.
(4)	Represents bonuses due and payable from prior to October 1, 2009.
(5)	Represents bonus due and payable to Mr. Levin from his employment with vFinance, Inc. prior to July 1, 2008.

Grants of Plan-Based Awards

The Company did not grant any stock options or non-equity incentive compensation in the fiscal year ended September 30, 2010 to the Named Executive Officers.

No options were exercised by the Named Executive Officers in the fiscal year ended September 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of September 30, 2010 for each Named Executive Officer.

	Number of Securities
	Underlying Unexercised			Option	Option	Option
	Options at Fiscal Year End			Exercise	Grant	Expiration
Name	Exercisable	Unexercisable		Price	Date	Date

Mark Goldwasser	50,000	-		$1.705	03/14/07	03/14/12
	57,500	-		$2.44	08/01/07	08/01/12
	750,000	250,000	(1)	$1.64	07/01/08	06/30/15

Leonard J. Sokolow	750,000	250,000	(1)	$1.64	07/01/08	06/30/15
	210,000	-	(2)	$1.11	07/01/08	12/29/10
	210,000	70,000	(2)	$1.50	07/01/08	12/28/11

Alan B. Levin	70,000	-	(2)	$1.43	07/01/08	07/23/11
	70,000	-	(2)	$1.50	07/01/08	12/28/11
	7,000	-	(2)	$1.11	07/01/08	12/29/10

Jonathan C. Rich	56,000	-	(2)	$1.11	07/01/08	12/29/10
	54,600	36,400	(2)	$1.50	07/01/08	10/30/12

William L. Groeneveld	56,000	-	(2)	$1.11	07/01/08	12/29/10
	2,625	875	(2)	$1.50	07/01/08	12/28/11
	54,600	36,400	(2)	$1.50	07/01/08	10/30/12
____________________

(1)	These shares vest on July 1, 2011.
(2)	These options were issued in connection with the merger with vFinance, Inc. in exchange for outstanding vFinance options held by such individuals.

Directors Compensation

Each outside director is paid a directors fee of $15,000 per annum, payable quarterly.  Outside directors are also granted options to purchase 10,000 shares of Common Stock each year of their tenure on the day after the date of the Company’s Annual Meeting of Stockholders, which fully vest six (6) months after the date of issuance.  Outside directors may also be granted options to purchase shares of Common Stock based on their service to the Company, which fully vest six (6) months after the date of issuance. The exercise price of such options equal or exceed fair market value of the Common Stock on the date of grant.  The Company reimburses all directors for expenses incurred traveling to and from Board meetings.  The Company does not pay inside directors any compensation as a director.  The compensation for directors was approved by the disinterested members of the Board of Directors.  The following table summarizes the compensation of our outside directors for fiscal year 2010.

		Fees	Option Awards		Total
Name	Year	Paid	Number	Value (1)	Compensation

Marshall S. Geller	2010	$15,000	10,000	$2,700	$17,700

Robert W. Lautz, Jr.	2010	$15,000	10,000	$2,700	$17,700

Charles R. Modica	2010	$15,000	10,000	$2,700	$17,700

Jorge A. Ortega	2010	$15,000	10,000	$2,700	$17,700
____________________

(1)	Represents compensation cost of option awards as described in ASC 718. [Note: For awards of options, the aggregate grant date fair value needs to be included as described in ASC 718]

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2010 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,258,629(1)	$0.56	3,344,835(2)
__________________

(1) Includes options issued and outstanding under the 2001 and 2006 Stock Option Plans.

(2) Includes options available for issuance under the 2006 and 2008 Stock Option Plans.

Employment Agreements

Messrs. Goldwasser and Sokolow entered into Employment Agreements with the Company dated July 1, 2008, as amended on November 23, 2009.  See “Compensation of the Chief Executive Officer and President.”

Mr. Dewey entered into a Compensation Agreement with the Company dated December 27, 2006.  Mr. Dewey’s employment under the agreement is at will.  In accordance with the agreement, his initial base salary is $120,000 per year, subject to annual increases, and Mr. Dewey was granted an option to purchase 150,000 shares of Common Stock at $1.30 per share, all of which are currently exercisable.  Mr. Dewey is also entitled to receive commissions and fees in accordance with programs established at the Company, including, without limitation, warrants received by us in connection with corporate financing activities.   Mr. Dewey also participates in any senior management bonus pools, and receives normal employee benefits.

Mr. Levin entered into an automatically renewing one-year employment agreement on July 1, 2008 pursuant to which he is employed as the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Levin receives an annual base salary of $180,000.  The agreement renews annually for a one year term unless either party gives notice of non-renewal. In addition to his base salary, he is entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the Board of Directors based upon the assessment by the President of the Company of Mr. Levin's performance in the following areas: revenue, net income and revenue growth, new business development, investor relations, communications with the Board of Directors, and other factors including, without limitation, special projects as assigned by the Chief Executive Officer or the Board of Directors.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not maintain any deferred compensation plans.

Potential Termination and Change in Control Payments

Mark Goldwasser, Leonard Sokolow and Alan Levin are the only Named Executive Officers who have an employment agreement with us that provides for potential payments in the event of his termination.

Pursuant to the employment agreements governing the employment of the aforementioned with us, they would be entitled to compensation upon termination of their agreement by us without Cause by the individuals for “Good Reason,” or as a result of non-renewal of the agreement by either party, or as a result of his disability or his death, or upon a change of control.  According to the employment agreements:

•
“Good Reason” means: (i) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position , (ii) the Company's material failure or refusal to perform any of the compensation obligations required to be performed in accordance with the agreement after a reasonable notice and an opportunity to cure same, (iii) a material diminution in title, duties, responsibilities, reporting relationship or positions, (iv) the relocation of the executive’s principal office location, (v) any decrease in salary or bonuses payable pursuant to the terms of the agreement without the executive’s written consent, and (vi) in the case of Mr. Levin, the cessation of his position for any reason without his written consent. Any one of these events shall not be deemed to constitute Good Reason if, within a thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.  In September 2010, Messrs. Goldwasser and Sokolow agreed that should the Board of Directors deem it necessary to hire a new chief executive officer of the Company, neither such event nor the appointment of Michael Weiss as Chairman of the Board of Directors, would constitute Good Reason under their respective employments agreements.

•
“Cause” shall mean (i) the executive’s commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) alcoholism or drug addiction that materially impairs the executive’s ability to perform his duties; (iii) the substantial and repeated failure to perform duties as reasonably directed by the Board (or in the case of Mr. Levin, as reasonably directed by the President), after reasonable notice and an opportunity to cure same; (iv) any material breach or violation of executive's fiduciary duty owed to the Company or any of its subsidiaries or affiliates; (v) acts of willful misconduct or gross negligence with respect to the Company or any of its subsidiaries or affiliates, (vi) any material breach of the agreement which are not cured after reasonable notice is provided, or (vii) action taken by a regulatory body or self regulatory organization that substantially impairs the executive’s ability to perform his duties pursuant to the agreement.

•
“Change in Control” means (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or (ii) (ii) approval by the Company's stockholders of a complete dissolution or liquidation of the Company or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

•
"Accrued Obligations" shall mean (i) all accrued but unpaid salary, compensation or other benefits through the date of termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the agreement, (iii) all benefits due under the terms and rules of any Company compensation or benefit plan in which the executive participates, including without limitation, any Company option plans, or otherwise required by applicable law, (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the end of the term of employment, and (v) rights to indemnification by virtue of the executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

Mark Goldwasser, Chief Executive Officer

Assuming Mr. Goldwasser had been terminated on September 30, 2010, he would have been entitled to receive approximately $952,550 as a result of termination by us without Cause or by Mr. Goldwasser for Good Reason, , representing (i) a severance payment equal to 150% of Mr. Goldwasser’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Goldwasser, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $718,000, and the severance payment attributable to benefits, of approximately $28,000, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $206,250, is payable within four months of termination.

Assuming Mr. Goldwasser had been terminated on September 30, 2010, as a result of a Change in Control, the Company not renewing the agreement upon its expiration either without Cause or Mr. Goldwasser not renewing the agreement due to Good Reason, or upon Mr. Goldwasser’s death or disability, he would have been entitled to receive approximately $712,750 representing (i) a severance payment equal to 100% of Mr. Goldwasser’s prior year’s salary, (ii) all accrued bonuses, (iii) all Accrued Obligations, and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Goldwasser, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $478,500 and the severance payment attributable to benefits, of approximately $28,000, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $206,250, is payable within four months of termination (two and one-half months in the case of non-renewal of his employment agreement).  In the event of Mr. Goldwasser’s termination due to Cause or without Good Reason, Mr. Goldwasser would have been entitled only to all Accrued Obligations.

Mr. Goldwasser’s option agreements contain clauses that provide that in the event of a Change in Control of our company, the non-renewal of the employment agreement as set forth above, the termination of employment for Good Reason or without Cause or upon the death or disability of Mr. Goldwasser, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2010.

Leonard Sokolow, President

Assuming Mr. Sokolow had been terminated on September 30, 2010, he would have been entitled to receive approximately $952,550 as a result of termination by us without Cause or by Mr. Sokolow for Good Reason, representing (i) a severance payment equal to 150% of Mr. Sokolow’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations, and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Sokolow, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $718,000 and the severance payment attributable to benefits, of approximately $28,000, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $206,250, is payable within four months of termination.

Assuming Mr. Sokolow had been terminated on September 30, 2010, as a result of a Change in Control, the Company not renewing the agreement upon its expiration either without Cause or the executive not renewing the agreement due to Good Reason or upon Mr. Sokolow’s death or disability, he would have been entitled to receive approximately $712,750 representing (i) a severance payment equal to 100% of Mr. Sokolow’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations, and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Sokolow, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $478,500, and the severance payment attributable to benefits, of approximately $28,000, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $206,250, is payable within four months of termination (two and one-half months in the case of non-renewal of his employment agreement).  In the event of Mr. Sokolow’s termination due to Cause or without Good Reason, Mr. Sokolow would have been entitled only to all Accrued Obligations.

Mr. Sokolow’s option agreements contain clauses that provide that in the event of a Change in Control of our company, the non-renewal of the employment agreement as set forth above, the termination of employment for Good Reason or without Cause or upon the death or disability of Mr. Sokolow, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2010.

Alan Levin, Chief Financial Officer

Assuming Mr. Levin had been terminated on September 30, 2010, he would have been entitled to receive approximately $118,000 as a result of termination by us without Cause, in the event of a Change in Control, by Mr. Levin for Good Reason or upon Mr. Levin’s death or disability, representing (i) a severance payment equal to 50% of Mr. Levin’s prior year’s salary; (ii) all Accrued Obligations, and (iii) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Levin, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $90,000 is payable over a six month period.  The severance payment attributable to benefits, of approximately $28,000 is payable over an 18 month period.

In the event of Mr. Levin’s termination due to Cause, without Good Reason or the non-renewal of Mr. Levin’s employment agreement, Mr. Levin would have been entitled only to all Accrued Obligations.

Mr. Levin’s option agreements contain clauses that provide that in the event of a Change in Control of our company, the termination of employment for Good Reason or without Cause or upon the death or disability of Mr. Levin, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company's directors and executive officers and beneficial owners of more than 10% of the Common Stock are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock. Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2010 the Company’s insiders have complied with all Section 16(a) filing requirements applicable to them.

Review, approval, or notification of transactions with related persons

The Board reviews and votes on transactions, arrangements and relationships between the Company and any of its directors, director nominees, executive officers, beneficial owners of more than 5% of the Company’s Common Stock and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a fiscal year (such transaction, arrangement or relationship, the “Related Transaction”). The director who has a material interest in the Related Transaction must recuse himself from the Board vote on such matter. A majority vote of the remaining Board members is required for approval of the Related Transaction. Before such vote, the Board members who are independent of the Related Transaction review, among other things, the following factors:

•	the related person’s interest in the transaction;
•	the approximate dollar value of the amount involved;
•	the terms of the transaction;
•	the benefits to the Company;
•	the costs to the Company;
•	the benefits to the Company’s stockholders;
•	the availability of other sources for comparable products, services, or financial benefits; and
•	whether the transaction is on terms that are no less favorable to the Company than terms that could have been reached with an unaffiliated third-party under the same or similar circumstances.

Certain Relationships and Related Transactions

Messrs. Dewey, Sokolow and Levin have brokerage accounts and margin agreements with National Securities or vFinance Investments.  The transactions, borrowings and interest charges in these accounts are handled in the ordinary course of business and are consistent with similar third party customer accounts.

During June 2010, we issued notes payable aggregating $650,000 to Christopher Dewey and Leonard Sokolow, both directors and executive officers, and to St. Cloud Partners L.P., an affiliate of one our directors, Marshal Geller. We satisfied our obligations under the notes payable by issuing 13,062 shares of Series C Preferred Stock and 1,401,874 Warrants during July 2010.

During September 2010, we issued 6,000,000 shares of Series D Preferred Stock and 6,000,000 Warrants to Opus Point Partners and Linden Growth Partners Master Fund. Our Directors, Michael Weiss and Paul Coviello are affiliated with Opus and Linden respectively.

Independent Public Accountants

On October 14, 2008, the Audit Committee approved the appointment of Sherb & Co. as the Company’s independent public accounting firm.  During the Company’s fiscal years ended September 30, 2007 and 2006 and through October 14, 2008, no one acting on behalf of the Company had consulted Sherb & Co. regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, as defined in Item 304(a) of Regulation S-K.

Sherb & Co. was previously the independent public accounting firm of vFinance prior to its July 1, 2008 merger with the Company.

Audit Fees. Fees for services performed by Sherb & Co. during fiscal year 2010 relating to the audit of our consolidated annual financial statements, and the review of our consolidated quarterly financial statements included in our Forms 10-Q were approximately $145,000.  Fees for services performed by Sherb & Co during fiscal year 2009 relating to the audit of our consolidated annual financial statements and the review of our consolidated quarterly financial statements included in our Forms 10-Q were approximately $150,000.

Audit-Related Fees. “Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees paid in fiscal years 2010 or 2009.

Tax Fees. The fees billed in fiscal years 2010 and 2009 for tax compliance, tax advice or tax planning amounted to $50,000 and $27,500, respectively.

All Other Fees. There were no other fees paid.

Pre-Approval Policies

Pursuant to the rules and regulations of the SEC, before the Company’s independent public accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to the committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee. One or more representatives of Sherb & Co. may attend the Annual Meeting and, if so, will have an opportunity to make a statement if they so desire, and would be available to answer questions.

OTHER BUSINESS

Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.  Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly.  Should you attend the meeting, you may revoke the proxy by voting in person.  A postage-paid, return-addressed envelope in enclosed for your convenience.  Your cooperation in giving this your prompt attention will be appreciated.

By Order of the Board of Directors /s/ Alan B. Levin Alan B. Levin Secretary